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CARDIODYNAMICS INTERNATIONAL CORPORATION

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CardioDynamics International Corporation

6175 Nancy Ridge Drive, Suite 300

San Diego, CA 92121

June 4, 2003

Dear Shareholder:

We cordially invite you to attend the Annual Meeting of Shareholders of CardioDynamics International Corporation, which will be held at the Del Mar Country Club, 6001 Clubhouse Drive, Rancho Santa Fe, California, on Thursday, July 17, 2003 at 9:00 a.m. (PDT).

The Notice of Annual Meeting and Proxy Statement included with this letter describes the business to be acted upon at the meeting. Our Annual Report for fiscal 2002 is also enclosed. To ensure that your shares are represented at the meeting, we urge you to vote in the manner described in this notice.

Thank you for your support and we look forward to seeing you at the Annual Meeting.

On behalf of the Board of Directors,

Michael K. Perry Chief Executive Officer

YOUR VOTE IS IMPORTANT

Whether or not you expect to attend the Annual Meeting of Shareholders in person, you are urged to vote as promptly as possible to ensure your representation and presence of a quorum at the Annual Meeting. Your shares may be voted electronically on the internet, by telephone or by signing, dating and returning the enclosed proxy card. We urge you to do so now regardless of whether or not you plan to attend the meeting in person. No postage need be affixed if your proxy is mailed in the United States.

CardioDynamics International Corporation

6175 Nancy Ridge Drive, Suite 300

San Diego, CA 92121

Notice of Annual Meeting of Shareholders

To be held July 17, 2003

The Annual Meeting of Shareholders of CardioDynamics International Corporation, a California corporation (“CardioDynamics”), will be held at the Del Mar Country Club, 6001 Clubhouse Drive, Rancho Santa Fe, California 92067, on Thursday, July 17, 2003 at 9:00 a.m. (PDT), to consider and act upon the following matters:

1.	To elect a Board of Directors for the following year. Management has nominated the following persons for election at the meeting: Connie R. Curran, Peter C. Farrell, James C. Gilstrap, Richard O. Martin, Ronald A. Matricaria and Michael K. Perry.

2.	To ratify the selection of KPMG LLP as our independent accountants for the fiscal year ending November 30, 2003.

3.	To transact any other business which may properly come before the meeting or any postponement(s) or adjournment(s) thereof. We have no knowledge of any other business to be transacted at the Meeting.

The Board of Directors has fixed the close of business on June 2, 2003 as the record date for determining the shareholders that will be entitled to vote at the Annual Meeting of Shareholders and any adjournments or postponements thereof. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our corporate office. Whether or not you plan to attend the meeting in person, please vote your shares in any one of the manners outlined on the proxy card. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

Dated: June 4, 2003	Michael K. Perry Chief Executive Officer

CardioDynamics International Corporation

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held July 17, 2003

These proxy materials are being mailed in connection with the solicitation of proxies by the Board of Directors of CardioDynamics International Corporation, a California corporation (“CardioDynamics”), for the Annual Meeting of Shareholders to be held at the Del Mar Country Club, 6001 Clubhouse Drive, Rancho Santa Fe, California, at 9:00 a.m. (PDT) on July 17, 2003 and at any adjournment or postponement of the Annual Meeting. Voting materials, which include this Proxy Statement, a Proxy Card and our 2003 Annual Report to Shareholders were mailed to our shareholders of record on or about June 4, 2003. Our principal executive office is located at 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121. Our telephone number is (858) 535-0202.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

Any shareholder executing a proxy has the power to revoke it at any time before it is voted by delivering written notice of such revocation to our Corporate Secretary before the Annual Meeting or by properly executing and delivering a proxy bearing a later date. You may also revoke your proxy at the Annual Meeting by voting your shares in person. We will pay for the cost of soliciting proxies and may reimburse brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but regular employees of the Company may, without additional compensation, solicit proxies personally by telephone or fax.

The record date for determining those shareholders who are entitled to notice of, and to vote at, the Annual Meeting is June 2, 2003. At the close of business on the record date, we had 46,186,787 outstanding shares of common stock (the “Common Stock”). Each share of Common Stock is entitled to one vote on matters brought before the Annual Meeting. In voting for Directors, each shareholder has the right to cumulate his or her votes and give one nominee a number of votes equal to the number of Directors to be elected, multiplied by the number of shares he or she holds, or to distribute his or her votes on the same principle among the nominees to be elected in such manner as he or she may see fit. For example, in the event of cumulative voting a shareholder owning ten shares of Common Stock would have 60 votes (six Directors multiplied by ten shares) to allocate among as few as one, or as many as six candidates. A shareholder may cumulate his or her votes, however, only if his or her candidate or candidates have been placed in nomination prior to the voting and if any shareholder has given notice at the Annual Meeting prior to the voting of that shareholder’s intention to cumulate his or her votes. The shares represented by the proxy will be voted at the Annual Meeting by the proxy holder as specified by the person solicited. Discretionary authority to cumulate votes is, however, being solicited by the Board of Directors.

California statutes and case law do not give specific instructions regarding the treatment of abstentions and broker non-votes for corporations such as ours on matters which require the affirmative vote of a majority of the shares represented and voting at the Annual Meeting; however, we believe that California law provides that if shares are represented and vote on any issue at the Annual Meeting their failure to vote yes on any other issue

(through either abstention or a broker non-vote) has the same effect as a negative vote on that other issue and we will treat such abstentions or broker non-votes accordingly. On matters that require the affirmative vote of a majority of the outstanding shares, abstentions and broker non-votes have the same effect as a negative vote.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of six members. Directors are elected at the annual meeting and serve for a term of one year, unless re-elected.

The six individuals below have been nominated for election to our Board to serve until the next annual meeting or until their successors are elected and qualified. Unless you specify otherwise, your proxy will be voted for the election for the nominees of the Board of Directors—who are listed below—, each of whom is in an incumbent director, and distributed among the nominees as the proxy holders see fit.

If, however, any of the nominees are unable to serve, or for good cause declines to serve at the time of the Annual Meeting, the proxy holders will exercise discretionary authority to vote for a substitute. The Board of Directors is not aware of any circumstances that would render any nominee unavailable for election. Discretionary authority to cumulate votes is being solicited by the Board of Directors, and it is intended that the proxies received by the proxy holders pursuant to the solicitation will be voted in a manner designed to cause the election of the maximum number of the Board of Directors’ nominees.

Connie R. Curran, RN, Ed.D., age 55, has been a director since February 2000. Dr. Curran recently founded, Your Virtual Executive, an organization focused on implementing solutions to improve the lives of patients and caregivers. Dr. Curran was president and chief executive officer of CurranCare, LLC from 1995 to 2000. She has held a variety of executive positions in academia and multi-system healthcare operations and serves as vice president of the American Hospital Association, as national director of patient care for APM, Inc. and as Dean at the Medical College of Wisconsin. Dr. Curran serves on the boards of IDX, The National Student Nurses Association and Silver Cross Hospital. Dr. Curran holds a master’s degree in medical-surgical nursing from De Paul University, a doctorate in educational psychology from Northern Illinois University and is also a graduate of the Harvard Business School program for company owners and presidents.

Peter C. Farrell, Ph.D., age 60, became a director in May 2002. Dr. Farrell has been chairman and a director of ResMed, Inc. since its inception in June 1989 and chief executive officer since July 1990. From July 1984 to June 1989, Dr. Farrell served as vice president, Research and Development at various subsidiaries of Baxter International, Inc. (Baxter) and from August 1985 to June 1989, he also served as managing director of the Baxter Center for Medical Research Pty Ltd., a subsidiary of Baxter. From January 1978 to December 1989, he was foundation director of the Center for Biomedical Engineering at the University of New South Wales where he currently serves as a visiting professor. He holds a Bachelor of Engineering in chemical engineering with honors from the University of Sydney, a Master of Science chemical engineering from the Massachusetts Institute of Technology, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle and a D.Sc. from the University of New South Wales. Dr. Farrell was named 1998 San Diego Entrepreneur of the Year for health sciences and Australian Entrepreneur of the year in 2001. In August 2000, he was named vice chairman of the executive council of the Harvard Medical School division of sleep medicine.

James C. Gilstrap, age 67, has served as the chairman or co-chairman of our board of directors since May 1995. Mr. Gilstrap is retired from Jefferies & Company, where he served as senior executive vice president, partner, board member, and a member of the executive committee. Mr. Gilstrap is past president of the Dallas Securities Dealers, as well as a past member of the board of governors of the National Association of Securities Dealers, Inc.

Richard O. Martin, Ph.D., age 63, has served as a director since July 1997. From 1998 until October 2001, Dr. Martin served as president of Medtronic Physio-Control Corporation, a medical device company that designs, manufactures and sells external defibrillators and heart monitors. Prior to its acquisition by Medtronic in 1998, Dr. Martin was chairman and chief executive officer of Physio-Control Corporation. He was vice president of cardiovascular business development with Sulzer Medica and has held management positions at Intermedics, Inc. and Medtronic, Inc. Dr. Martin serves on the boards of directors of Scout Medical Technologies, LLC, Cardiac Dimensions, Inc., Encore Medical and Inovise Corporation. Dr. Martin earned a bachelor’s degree in electrical engineering from Christian Brothers College, a master’s degree in electrical engineering from Notre Dame University and a doctorate in electrical/biomedical engineering from Duke University.

Ronald A. Matricaria, age 60, became a director in May 2002. Mr. Matricaria has over thirty years of medical device and pharmaceutical experience at St. Jude Medical, Inc. and Eli Lilly and Company, Inc. From 1993 to 1999, he served as president and chief executive officer of St. Jude Medical, Inc. and was elected chairman of the board of directors in January 1995. Prior to joining St. Jude Medical, Mr. Matricaria spent 23 years with Eli Lilly and Company, Inc. His last position was executive vice president of the Pharmaceutical Division of Eli Lilly and Company and president of its North American operations. He also served as president of Eli Lilly International Corporation since July 1991. Mr. Matricaria serves on the boards of Cyberonics, Endocare and Vistacare, Inc. and is an advisor or board member to several medically related privately owned companies and a private equity healthcare fund. Mr. Matricaria is also chairman of the board of directors of Haemonetics, Inc. Mr. Matricaria holds a bachelor’s degree in pharmacy from Massachusetts College of Pharmacy and was awarded an honorary Doctor of Science degree in pharmacy in recognition of his contributions to the practice of pharmacy.

Michael K. Perry, age 42, has been our chief executive officer and a director since April 1998. From 1994 to 1997, Mr. Perry was vice president of operations at Pyxis Corporation (Pyxis), a leading provider of healthcare automation, information management services and pharmacy management services to hospitals and outpatient facilities. Pyxis was sold to Cardinal Health, Inc. in 1996. Prior to joining Pyxis, Mr. Perry served in management with the medical products group of Hewlett Packard Company. Additionally, he was director of quality for a division of Hewlett-Packard’s deskjet printer group. Mr. Perry holds a bachelor’s degree in mechanical engineering from General Motors Institute and a master’s degree in business administration from Harvard University. Mr. Perry serves on the executive committee of the University of California San Diego Cardiovascular Center.

The Company’s Board of Directors recommends a vote FOR the nominees listed herein.

Relationships among Directors and Executive Officers

There are no family relationships among any of the Directors or executive officers of the Company.

Board Meetings and Committees

The Company’s Board of Directors held four meetings during the fiscal year ended November 30, 2002. Each incumbent Director attended at least 75% of the aggregate of the total meetings of the Board and of all the Board committees held during the period in which they served as a Director, except for Dr. Curran whose attendance was 50%.

The Board of Directors has established a standing Compensation Committee currently composed of Dr. Martin and Messrs. Gilstrap and Farrell. The Compensation Committee establishes, monitors and acts on matters relating to performance, compensation levels and benefit plans for executive officers and key employees of the Company. The Compensation Committee also serves as the Nominating Committee, and as such, reviews matters pertaining to Board composition and screens and recommends to the Board potential candidates for election as a Director. For more information, please see the section captioned “Board Compensation Committee Report on Executive Compensation.” The Committee held four meetings during the fiscal year ended November 30, 2002.

The Board of Directors has established a standing Audit Committee currently composed of Messier Matricaria, Drs. Martin and Curran. The Audit Committee reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our financial statements and our system of internal accounting controls. The committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to their attention. The members of the Audit Committee are all independent, as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers. There were four meetings of the Audit Committee held during the fiscal year ended November 30, 2002.

Directors’ Compensation

Each non-employee director who has not been employed by us during the preceding two years received 1,000 automatic stock options granted at fair market value on the last day of the month for each full month of service as a director of our Company through September 2002. In October 2002, the Board elected to grant 9,000 stock options to each non-employee director who has not been employed by us during the preceding two years annually with vesting in increments of 1,000 a month. The options expire upon the earlier of ten years from the date of grant or two years after the director terminates his position on the Board. At the last annual shareholders meeting two new directors were elected and were each granted 10,000 stock options. During fiscal 2002, 2001 and 2000, 108,000 72,000 and 68,000 options, respectively, were granted to non-employee Board members. Mr. Matricaria is paid $2,000 a month for his services as member of the Board of Directors. During the fiscal year 2002 he was paid a total of $12,000. We may reimburse Directors for reasonable out-of-pocket expenses incurred in connection with their attendance at the Board of Directors or committee meetings.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

CardioDynamics’ compensation programs and policies applicable to its executive officers are established and administered by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised of three non-employee directors, none of whom have interlocking relationships as defined by regulations of the Securities and Exchange Commission.

It is the philosophy of CardioDynamics that executive compensation be aligned with CardioDynamics’ overall business strategies, values and performance. The compensation policies of CardioDynamics are designed to set its executive compensation, including salary, cash bonus awards and long-term stock-based incentive awards, at a level consistent with amounts paid to executive officers of companies of similar size, industry and geographic location.

Compensation Philosophy and Objectives

The Compensation Committee believes that compensation of CardioDynamics’ executive officers should:

•	Encourage creation of shareholder value and achievement of strategic corporate objectives.

•	Integrate compensation with CardioDynamics’ annual and long-term corporate objectives, values and business strategies, and focus executive actions on the fulfillment of those objectives, values and strategies.

•	Provide a competitive total compensation package that enables CardioDynamics to attract and retain, on a long-term basis, high caliber personnel.

•	Provide a compensation opportunity that is competitive with companies in the medical device and biotechnology industries, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

•	Align the interests of management with the long-term interests of stockholders and enhance shareholder value by providing management with longer-term incentives through equity ownership.

The Compensation Committee periodically reviews the approach to executive compensation and will make changes as competitive conditions and other circumstances warrant and will seek to ensure the Company’s compensation philosophy is consistent with the Company’s best interests.

Key Elements of Executive Compensation

The compensation of executive officers is based upon CardioDynamics financial performance as well as the achievement of certain business objectives, including: accelerating market penetration through its direct sales force, broadening of distribution channels through strategic relationships, securing recurring revenue, targeting new market opportunities, furthering ICG technology and developing ICG products for new medical applications, as well as the achieving individual business objectives by each executive officer.

To meet these objectives, executive compensation consists of three elements (i) base salary, (ii) cash bonus plan and (iii) long-term stock-based incentive awards. The summary below describes in more detail the factors that the Board considers in establishing each of the three primary components of the variable compensation package provided to the executive officers.

Base salary—Salary ranges are largely determined through comparisons with companies of similar headcount, revenues, market capitalization or complexity in the medical device and biotechnology industries. Actual salaries are based on individual performance contributions and other more qualitative and developmental criteria within a competitive salary range for each position that is established through job evaluation of responsibilities, competitive, inflationary, internal equity and market considerations. The Compensation Committee, on the basis of its knowledge of executive compensation in the industry, believes that the CardioDynamics’ salary levels for the executive officers are at a level that the Compensation Committee, at the time such salary determinations were made, considered to be reasonable and necessary given CardioDynamics’ financial resources and the stage of its development. The Compensation Committee reviews executive salaries each October and sets the salaries for the following year.

Cash bonus plan—The cash bonus plan is an incentive bonus program providing for the payment to each executive officer of quarterly cash bonuses that are directly related to the group and individual achievements of executive management and the revenues of CardioDynamics. The bonus pool is established based on quarterly revenues achieved and the pool is allocated to individual executives through a weighting, half of which is based on achievement of Company revenue and earnings goals and half of which is based on CEO and Compensation Committee assessment of the executive’s overall contribution to CardioDynamics’ success.

In fiscal 2002, the target bonuses for executive officers ranged from 41% to 53% of annual base salary. Incentive award amounts for each participant are based on his or her potential impact on the Company’s operating and financial results and on market competitive pay practices. Bonuses for the Company’s executive officers in 2002 were paid pursuant to this plan. Under the plan, incentive awards are paid based on achievement of quarterly performance goals. These performance goals include individual performance goals, which are established by the CEO at the beginning of each quarter, and annual corporate performance goals. The corporate performance goals are based on the Company’s achievement of strategic objectives as well as specific revenue growth targets for each quarter and the fiscal year. A percentage of the bonuses are paid for each quarterly period in which goals are achieved.

Long-term stock-based incentive awards—CardioDynamics’ Option Plan which was initially approved by the CardioDynamics Shareholders in 1995, as well as the executive bonus plan are structured to permit awards under such plans to qualify as performance-based compensation and to maximize the tax deductibility of such awards. The Committee intends that compensation paid to management, including stock options, be exempt from the limitations on deductibility under Section 162(m) of the Internal Revenue Code. Accordingly, the Compensation Committee administers grants under the Company’s Option Plan to members of management.

The Compensation Committee believes that providing incentives that focus attention on managing CardioDynamics from the perspective of an owner with an equity stake in the business will closely align the interest of shareholders and executive officers. Therefore, all employees, and particularly those persons who have substantial responsibility for the management and growth of the Company are eligible to receive annual stock option grants, although the Compensation Committee, at its discretion, may grant options at other times in recognition of exceptional achievements.

The number of shares underlying stock options granted to executive officers is based on competitive practices in the industry as determined by independent surveys and the Compensation Committee’s knowledge of industry practice. The Compensation Committee grants options under the Option Plan with an exercise price equal to the fair market value on the date of grant. The grants are intended to be competitive in order to retain and encourage positive future performance and to provide a direct link with the interests of the shareholders of the Company. The Compensation Committee, in making its determination as to grant levels, takes into consideration: (i) the executive’s historical and expected contribution towards CardioDynamics’ objectives, (ii) prior award levels, (iii) award levels necessary to replace particular executives, (iv) the executive’s direct ownership of CardioDynamics’ shares, (v) the number of options vested and unvested, and (vi) the options outstanding as a percentage of total shares outstanding. During fiscal 2002, a total of 894,805 options were granted, representing 1.9% of CardioDynamics’ shares outstanding. Of those, 138,933 were granted to executive officers of the Company. The Option Plan limits the total number of shares subject to options that may be granted to a participant during the lifetime of the Plan to 800,000 shares. The Option Plan contains provisions providing for forfeiture of the options in the event the option holder engages in certain intentional misconduct contrary to the interests of CardioDynamics.

Chief Executive Officer Compensation

Michael K. Perry is CardioDynamics’ Chief Executive Officer. In October 2001, the Compensation Committee set Mr. Perry’s annual base salary for 2002 at $226,000. The Compensation Committee increased Mr. Perry’s base salary from $206,000 for the prior year in recognition of his achievement of specific corporate objectives, which included: growing CardioDynamics revenues 50%, the achieving additional strategic collaborations and further establishing and developing the Company’s products and markets. The Compensation Committee also considered Mr. Perry’s compensation relative to medical device and biotechnology industry norms as well as the average increase in annual salaries for all employees of the Company as a whole. The Compensation Committee determined that these achievements were important to the Company’s future growth and could assist the Company in enhancing shareholder value. The Compensation Committee also increased Mr. Perry’s target bonus to 53% of base salary from 44% of base salary for the prior year.

In recognition of Mr. Perry’s accomplishments in fiscal 2001, and as an incentive for future performance, the Compensation Committee in January 2002 granted Mr. Perry options under its Option Plan, exercisable at the fair market value on the date of grant, to purchase 30,000 shares of CardioDynamics’ common stock. The options vest over a four-year period.

Mr. Perry is a member of the Board of Directors, but did not participate in matters involving the evaluation of his own performance or the setting of his own compensation. The foregoing report has been furnished by the Compensation Committee of the Board of Directors of CardioDynamics.

Compensation Committee:

Richard O. Martin, Ph.D.—Chairman
James C. Gilstrap
Peter C. Farrell, Ph.D.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

Audit Committee Report

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to our Company’s financial reporting process, its systems of internal accounting and financial controls, and the independent audit of its financial statements. The Audit Committee consisted of three non-employee members. The Audit Committee has reviewed and discussed with management the audited financial statements of our company for the fiscal year ended November 30, 2002. The Audit Committee has reviewed and discussed with KPMG LLP, our company’s independent accountants who are responsible for expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States of America, their judgment as to the quality, not just the acceptability, of our company’s accounting practices and such other matters as are required to be discussed by the independent accountants with the Audit Committee under generally accepted auditing standards including the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee oversees CardioDynamics’ financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in CardioDynamics’ Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of CardioDynamics’ accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and CardioDynamics including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee has also received the written disclosures from KPMG LLP required by Independence Standards Board Standard No. 1 and the Audit Committee has discussed the independence of KPMG LLP with that firm. Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that our company’s audited financial statements be included in our company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2002, for filing with the Securities and Exchange Commission.

Respectfully Submitted:

The Audit Committee

/s/ RONALD A. MATRICARIA	/s/ CONNIE R. CURRAN	/s/ RICHARD O. MARTIN
Ronald Matricaria Chairman	Connie R. Curran	Richard O. Martin

The Board of Directors is recommending the ratification of its selection of KPMG LLP as independent accountants to audit our financial statements for the current fiscal year ending November 30, 2003. KPMG LLP has audited our financial statements for calendar the year ended November 30, 2002.

KPMG LLP has advised our Audit Committee that it is “independent” of us within the rules and guidelines of the SEC, the American Institute of Certified Public Accountants and the Independence Standards Board.

Audit Fees

Audit fees billed to our company by KPMG LLP for the audit of our annual financial statements on Form 10-K and review of our financial statements included in quarterly reports on Form 10-Q, for the fiscal year 2002, totaled $49,500. We did not engage KPMG LLP to provide advice regarding financial information systems design and implementation during 2002.

All Other Fees

Fees billed to our company by KPMG LLP with respect to the year 2002 for all other non-audit services rendered to our company including tax related services and regulatory advisory services totaled $4,000. The Audit Committee has concluded that the provision of the other services including tax-related services by KPMG LLP is compatible with maintaining their independence.

Financial Information Systems Design and Implementation

During the year ended November 30, 2002, KPMG LLP did not provide any services relating to financial information systems design and implementation.

A representative of KPMG LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if desired, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of KPMG LLP as our independent auditors for fiscal 2003.

PRINCIPAL SHAREHOLDERS

The following are the only persons known by us to own beneficially, as of May 9, 2003, five percent (5%) or more of the outstanding shares of our common stock. Except as indicated in the footnotes to this table, we believe that the persons named in the table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable upon exercise of options exercisable within 60 days after May 9, 2003. The percentage ownership is calculated pursuant to Rule 13d-3(d)(1) promulgated by the SEC under the Securities Act of 1933.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number(1)	Percentage(2)
J. Michael Paulson(3) P.O. Box 9660 Rancho Santa Fe, CA 92067	6,269,036	13.6%

James C. Gilstrap(4) 5067 Shore Drive Carlsbad, CA 92008	2,846,400	6.2%

Societe Generale Veritas 4 New York Pl.aza New York, NY 10004	3,000,000	6.5%

(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable.
(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3(d)(1).
(3)	Includes 5,509,125 shares held in the Allen E. Paulson Living Trust dated December 23, 1986 of which J. Michael Paulson is the Trustee and executor. Also includes 7,000 shares beneficially owned by the Trust, by virtue of its right to acquire such shares from CardioDynamics under stock options now exercisable or exercisable within 60 days. Also includes 638,165 shares held by, and 17,000 shares beneficially owned by J. Michael Paulson, by virtue of its right to acquire such shares from CardioDynamics under stock options now exercisable or exercisable within 60 days. Includes 97,746 shares of common stock beneficially owned by CardioDynamics Holding, LLC (CDH), of which the Trust is a member with a majority interest. Mr. Paulson disclaims beneficial ownership of these shares except to the extent of the Trust’s pecuniary interest in CDH. Excludes up to 250,000 shares of common stock owned by Mr. Paulson’s brothers; Mr. Paulson disclaims beneficial ownership of such shares.
(4)	Includes 97,746 shares of common stock beneficially owned by CDH, of which Mr. Gilstrap is a member with a minority interest. Mr. Gilstrap disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interest in CDH. Includes 400,000 shares held by the Scripps Medical Charitable Limited Partnership of which Mr. Gilstrap is a general partner with a minority ownership interest. Mr. Gilstrap declaims any pecuniary interest in 399,752 of the shares. Also includes 95,000 shares of common stock Mr. Gilstrap beneficially owns, by virtue of his right to acquire such shares from CardioDynamics under stock options now exercisable or exercisable within 60 days. Also includes 32,654 shares held by the James C. Gilstrap Trust dtd 1-16-95 and 71,000 shares held in his daughters’ trusts; Mr. Gilstrap disclaims beneficial ownership of such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common stock of CardioDynamics as of May 9, 2003 by each Director and each officer of CardioDynamics named in the Summary Compensation Table, and by all Directors and executive officers of our company as a group. Each such person has a business address, care of CardioDynamics. Except as indicated in the footnotes to this table, we believe that the persons named in the table have sole voting and investment power with respect to all the shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable upon exercise of options exercisable within 60 days after May 9, 2003. The percentage ownership is calculated pursuant to Rule 13d-3(d)(1) promulgated by the SEC under the Securities Act of 1933.

	Shares Beneficially Owned
Name	Number(1)(5)	Percent(2)
Russell H. Bergen(3)	121,090	*
Connie R. Curran(3)	43,000	*
James C. Gilstrap(4)	2,846,400	6.2%
Peter C. Farrell, Ph.D.(3)	118,000	*
Stephen P. Loomis(3)	104,987	*
Richard O. Martin, Ph.D.(3)	131,000	*
Ronald A. Matricaria(3)	21,300	*
Michael K. Perry(3)	1,011,355	2.1%
Rhonda F. Rhyne(3)	398,899	*
Richard E. Trayler(3)	221,148	*
All Directors and executive officers as a group—(12 persons)	5,195,662	10.8%

*	Less than 1%
(1)	Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable. Share ownership in each case includes shares issuable on exercise of certain outstanding options as described in the footnotes below.
(2)	Percentage of ownership is calculated pursuant to SEC Rule 13d-3d(1).
(3)	Includes shares of common stock that may be acquired pursuant to stock options exercisable currently or exercisable within 60 days.
(4)	Includes 97,746 shares of common stock beneficially owned by CDH, of which Mr. Gilstrap is a member with a minority interest. Mr. Gilstrap disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interest in CDH. Includes 400,000 shares held by the Scripps Medical Charitable Limited Partnership of which Mr. Gilstrap is a general partner with a minority ownership interest. Mr. Gilstrap declaims any pecuniary interest in 399,752 of the shares. Also includes 95,000 shares of common stock Mr. Gilstrap beneficially owns, by virtue of his right to acquire such shares from CardioDynamics under stock options now exercisable or exercisable within 60 days. Also includes 32,654 shares held by the James C. Gilstrap Trust dtd1/16/95 and 71,000 shares held in his daughters’ trusts; Mr. Gilstrap disclaims beneficial ownership of such shares.
(5)	Shares beneficially owned include shares held by entities affiliated with certain Directors and named Officers as described above in the footnotes.

EXECUTIVE OFFICERS

The Company’s executive officers as of May 9, 2003 are as follows:

James C. Gilstrap See description under “Election of Directors.”

Michael K. Perry See description under “Election of Directors.”

Rhonda F. Rhyne, age 42, has been our president since June 1997, previously serving as chief operating officer from 1996 to 1997 and as vice president of operations from 1995 to 1996. From 1992 until 1995, Ms. Rhyne was president, chief executive officer and vice president of sales and marketing for Culture Technology, Inc. Ms. Rhyne has also held sales positions at GE Medical Systems and Quinton Instrument Company, both medical device subsidiaries of publicly held companies. Ms. Rhyne holds a bachelor’s degree in pharmacy from Washington State University and a master’s degree in business administration, executive program, from University of California Los Angeles, Anderson School of Business.

Stephen P. Loomis, age 43, has been our vice president of finance since September 1996 and has held the positions of chief financial officer and corporate secretary since April 1997. From 1993 until 1996, he served as the director of financial reporting for Kinko’s Inc. From 1988 to 1993, Mr. Loomis was chief financial officer for Terminal Data Corporation, a publicly traded company. He earned his bachelor’s degree in business administration from the California State University at Northridge. Mr. Loomis is a certified public accountant.

Richard E. Trayler, age 52, is our vice president of international operations and served as our chief operating officer from July 1997 to January 2003. From 1982 to 1997, Mr. Trayler held the positions of regional and divisional sales manager at Quinton Instrument Company. He has also held positions at the Heart Institute for CARE, the University of Washington and the Boeing Company. Mr. Trayler earned a bachelor’s degree from Texas A&M University and a master’s degree from the University of Washington.

Russell H. Bergen, age 56, has served as our vice president of operations since joining us in September 1998. From 1971 to 1998, Mr. Bergen held management positions in the instrument group, peripheral products group and inkjet business unit of Hewlett Packard Company. Previously, Mr. Bergen was employed at Honeywell, Inc. as a procurement engineer. Mr. Bergen earned a bachelor’s degree in aerospace engineering and manpower management from the University of Colorado at Boulder.

Patrick W. Bradley, Ph.D., age 50, joined CardioDynamics in September 2000 as vice president of business development. During 1999 and 2000, Dr. Bradley served as director of new technologies for Cardiac Science, Inc. and from 1993 to 1999 Dr. Bradley was director of product management at Quinton Instrument Company. Prior to that he was associate vice president for OEM Technologies at VitalCom, Inc. and served on the Scientific Peer Review Committee for the American Heart Association and on the Sports Science Research Group for the United States Olympic Committee. He has a bachelor’s degree in biology from Texas A&M University and a master’s degree and Ph.D. in physiology from University of Texas and University of Houston, respectively.

Dennis G. Hepp, age 54, has been our chief technology officer since June 1997 and has served as a consultant to us since July 1995. From 1974 to 1986, Mr. Hepp held engineering and management positions at Medtronic, Inc. In 1989, Mr. Hepp founded, and remains a key employee and managing director of Rivertek Medical Systems, Inc., an engineering consulting firm to medical device manufacturers. Mr. Hepp holds a bachelor’s degree in electrical engineering from the University of Detroit.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides information regarding the annual and long-term compensation earned for services rendered in all capacities to CardioDynamics for the fiscal years ended November 30, 2002, 2001 and 2000 of those persons who were, at November 30, 2002 (i) the Chief Executive Officer and (ii) the four most highly compensated executive officers of CardioDynamics whose aggregate direct remuneration from the Company during the fiscal year ended November 30, 2002 exceeded $100,000 (collectively, the “Named Officers”).

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)			Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options/ SARs(#)
Michael K. Perry Chief Executive Officer	2002 2001 2000	229,775 197,479 181,480	37,575 60,170 44,153	-0- -0- -0-	30,000 30,300 50,000

Rhonda F. Rhyne President	2002 2001 2000	209,663 186,000 176,000	25,525 46,930 35,550	-0- -0- -0-	25,000 25,000 40,900

Stephen P. Loomis Chief Financial Officer	2002 2001 2000	161,519 138,000 122,000	21,900 36,750 24,750	-0- -0- -0-	20,000 20,600 30,300

Russell H. Bergen Vice President of Operations	2002 2001 2000	140,000 130,000 120,000	20,750 35,990 24,175	-0- -0- -0-	20,000 20,300 30,000

Richard E. Trayler Vice President of International Operations	2002 2001 2000	159,547 146,000 130,000	16,200 28,940 2,475	-0- -0- -0-	10,600 20,000 30,300

(1)	Employee benefits provided to each of the Named Officers under various Company programs do not exceed the disclosure thresholds established under the SEC rules and are therefore not included, except as disclosed.

The following table provides information regarding option grants during the fiscal year ended November 30, 2002 to the Named Officers in fiscal 2002. CardioDynamics has not granted any stock appreciation rights.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for the Option Term(3)
Name	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees During Fiscal 2002	Exercise Price Per Share(2)	Expiration Date	5%	10%
Michael K. Perry	30,000	4%	$5.83	01/16/2012	$109,994	$278,746
Rhonda F. Rhyne	25,000	3%	$5.83	01/16/2012	91,661	232,288
Stephen P. Loomis	20,000	3%	$5.83	01/16/2012	73,329	185,830
Russell H. Bergen	20,000	3%	$5.83	01/16/2012	73,329	185,830
Richard E. Trayler	10,000	1%	$5.83	01/16/2012	36,665	92,915
	600	0%	$3.50	07/01/2012	1,321	3,347

(1)	Options vest 25% after one year, and the remainder vests in 36 equal monthly installments.
(2)	All options were granted at fair market value (closing sale price for our common stock on the NASDAQ Stock Market on the date of grant).
(3)	The potential realizable value is calculated based on the ten-year term of the options at the time of grant; the assumption that the closing price for the common stock on the grant date appreciates at the indicated annual rate compounded annually for the entire term of the option; and the assumption that the option is exercised and sold on the last day of its term.

The following table provides further information regarding the Named Officers’ exercises and outstanding stock options as of November 30, 2002. No stock appreciation rights were granted or exercised.

AGGREGATED OPTION/SAR EXERCISES IN LAST

FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES

Name	Shares Acquired On Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options/SARs at FY-End(#) Exercisable/ Unexercisable	Value(1) of Unexercised In-the-Money Options/SARs at FY-End($) Exercisable/ Unexercisable(2)
Michael K. Perry	50,000	217,780	970,589/62,711	2,234,934/3,717
Rhonda F. Rhyne	20,000	99,612	364,023/101,877	528,898/157,289
Stephen P. Loomis	12,000	53,046	78,064/40,836	96,961/2,479
Russell H. Bergen	-0-	-0-	95,715/39,585	188,010/190
Richard E. Trayler	20,000	87,112	104,856/31,044	160,088/2,860

(1)	Represents the difference between the closing sale price of our common stock on the NASDAQ Stock Market of $4.08 on November 30, 2002 and the exercise price of the options.
(2)	The respective Named Officers as of November 30, 2002 could not exercise these options and future exercisability is subject to certain vesting provisions including specific stock price thresholds and/or remaining in the employ of the Company for up to four additional years.

Employment Agreements

The Company is not party to any employment agreements.

Long Term Incentive Plans

We do not have any long term incentive plans (as defined in the Securities and Exchange Commission regulations).

Equity Compensation Plan Information

The following table sets forth certain information concerning Common Stock to be issued in connection with our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,160,107	$3.79	1,826,748
Equity compensation plans not approved by security holders	1,028,000	$1.46	None

Total	4,188,107	$3.22	1,826,748

For a discussion of our equity compensation plans, See “Note 8 Stock Options” in the Notes to the Financial Statements included in Part II. Item 8 of our Annual Report on Form 10-K for the year ended November 30, 2002.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Before and after becoming an executive officer of CardioDynamics in June 1997, Dennis G. Hepp has served as a consultant and vendor to our company since July 1995. Consulting services were provided by Rivertek Medical Systems, Inc., the company he founded in 1989 which is located in Minneapolis, Minnesota. Rivertek, which is 100% owned by Mr. Hepp and his wife, provides engineering consulting to medical device manufacturers. The Company paid $288,000, $865,000 and $898,000 for these services in fiscal 2002, 2001 and 2000, respectively.

PERFORMANCE GRAPH

The following graph compares the five-year cumulative total return (assuming reinvestment of dividends) from November 30, 1997 to November 30, 2002 for (i) the Company’s common stock, (ii) the Russell 2000 stock index and (iii) the Medical Equipment and Appliance Industry Group index. The Company’s common stock is included in both of these indices. The Russell 2000 is comprised of the smallest 2,000 companies in the Russell 3000 index, which contains the 3,000 largest United States companies, based on total market capitalization.

Comparison of Five Year Cumulative Total Return

CardioDynamics, Russell 2000 and Medical Equipment & Alliance Group

	1997	1998	1999	2000	2001	2002
CardioDynamics	$100	98	114	169	277	155
Russell 2000 Index	$100	93	105	104	107	95
Medical Equipment & Appliance Group	$100	122	138	172	161	162

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe that each person who, at any time during the fiscal year ended November 30, 2002, was a director, officer, or beneficial owner of more than 10% of a class of registered equity securities of CardioDynamics, filed on a timely basis all reports required by Section 16(a) of the Securities Exchange Act.

SHAREHOLDER PROPOSALS FOR 2004 PROXY STATEMENT

The deadline for shareholders to submit proposals to be considered for inclusion in the Company’s Proxy Statement for the next year’s Annual Meeting of Shareholders is February 14, 2004. Such proposals may be included in the next year’s Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

If a shareholder wishes to have a proposal considered at the 2004 Annual Meeting but does not seek to have the proposal included in the Company’s Proxy Statement and Form of Proxy for that meeting, and if the shareholder does not notify CardioDynamics of the proposal by April 30, 2004, then the persons appointed as proxies by management may use their discretionary voting authority to vote on the proposal when the proposal is considered at the 2004 Annual Meeting, even though there is no discussion of the proposal in the Proxy Statement for that meeting. It is recommended that shareholders submitting proposals or notices of proposal direct them to the Secretary of the Company and utilize Certified Mail-Return Receipt Requested. Shareholders’ proposals should be submitted to CardioDynamics, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121.

FORM 10-K

The Company will mail without charge, upon written request, to any shareholder of the Company a copy of the annual report on Form 10-K, including the financial statements, schedules and list of exhibits. Requests should be sent to CardioDynamics, 6175 Nancy Ridge Drive, Suite 300, San Diego, California 92121, Attention: Shareholder Relations.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the shareholders arise, the persons named as proxy holders on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

By Order of the Board of Directors

Dated: June 4, 2003	Michael K. Perry Chief Executive Officer

CARDIODYNAMICS INTERNATIONAL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James C. Gilstrap and Michael K. Perry, jointly and severally, as proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of CardioDynamics International Corporation to be held on Thursday, July 17, 2003 or at any postponement or adjournment thereof, as specified below, and to vote in their discretion on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

The Board of Directors recommends a vote FOR Proposals 1 and 2. To vote in accordance with the Board of Directors recom mendations just sign below, no boxes need to be checked.

1.	Election of Directors:

Nominees:

Connie R. Curran	Peter C. Farrell	James C. Gilstrap

Richard O. Martin	Ronald A. Matricaria	Michael K. Perry

☐	Vote FOR all nominees above (except as withheld in the space below)

☐	Vote WITHHELD from all nominees

Instruction: To withhold authority to vote for any individual nominee, check the box “Vote FOR” and write the nominee’s name for whom you wish to withhold your vote on the line below.

2.	To ratify the selection of KPMG LLP as our independent auditors for the fiscal year ending November 30, 2003.

☐ Vote FOR	☐ Vote AGAINST	☐ ABSTAIN

Unless otherwise specified by the undersigned, this proxy will be voted FOR Proposals 1 and 2 and will be voted by the proxy holders at their discretion as to any other matters properly transacted at the Annual Meeting or any postponement or adjournment thereof. To vote in accordance with the Board of Directors recommendations just sign below, no boxes need to be checked.

Dated:                         , 2003

Signature of Shareholder

Printed Name of Shareholder

Title (if appropriate)

Please sign exactly as name appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

☐	CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING